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                            NOTICE TO PARTICIPANTS OF
                THE TAUBMAN COMPANY AND RELATED ENTITIES EMPLOYEE
                             RETIREMENT SAVINGS PLAN

                                                                January 23, 2003

Dear Retirement Plan Participant:

                          RECENTLY AMENDED TENDER OFFER

         On January 15, 2003, Simon Property Acquisitions, Inc., a wholly owned subsidiary of Simon Property Group, Inc. announced that Westfield America, Inc. has joined the offer to purchase all outstanding shares of common stock of Taubman Centers, Inc. for cash, and the offer price has been increased to $20.00 per share. The revised offer is subject to certain conditions, which are fully explained in the enclosed "Supplement to the Offer to Purchase dated December 5, 2002" (the "Offer"). A copy of the amended Board Recommendation Statement on
Schedule 14D-9 is enclosed in which the Taubman Centers Board of Directors recommends that shareholders reject the Offer and not tender their shares of Taubman Centers common stock.

                        YOUR PROMPT RESPONSE IS REQUESTED

         As a participant in your company retirement plan, you are encouraged to direct Vanguard Fiduciary Trust Company, the trustee of your plan, to tender, or not to tender, the Taubman Centers common stock held in your separate plan account. IF YOU DO NOT SEND TIMELY TENDER INSTRUCTIONS TO VANGUARD, THE TRUSTEE WILL GENERALLY TREAT THIS AS AN INSTRUCTION NOT TO TENDER.

         You can provide your directions by promptly completing and returning the enclosed "Tender Offer Instruction Form." IF YOU PREVIOUSLY PROVIDED TENDER INSTRUCTIONS TO VANGUARD FOR THE OFFER, THOSE INSTRUCTIONS WILL APPLY TO THE OFFER. If you want to change earlier instructions you provided to Vanguard, you should complete and return the enclosed Tender Offer Instruction Form for the Offer.

         In order to direct Vanguard, you should complete and return the enclosed Instruction Form TO VANGUARD IN THE ENCLOSED ENVELOPE BY 12:00 NOON EST ON TUESDAY, FEBRUARY 11, 2003, THE PLAN DEADLINE. In the event the Offer's expiration date is extended (which is currently set for 12:00 midnight EST on February 14, 2003), the Plan Deadline will automatically be extended to three business days prior to the new expiration date.

                       A NOTE ABOUT THE TAUBMAN STOCK FUND

Please note that the Taubman stock fund under the Plan will be frozen for administrative processing near the Offer's expiration date. As a result you will be unable to make exchanges into or out of the Taubman stock fund for approximately 4-5 business days. The fund will be frozen from the Plan Deadline until it is determined whether the Offer is successful. Additional information regarding the stock fund freeze will follow under separate cover.

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ENCLOSED FOR YOUR REVIEW

         Enclosed for your review are the following materials about the revised
Offer:

1. The Supplement to the Offer to Purchase dated December 5, 2002, which contains important details about the Offer that you should review;
2.       the amended Taubman Centers Board of Directors Recommendation Statement
         - Schedule 14D-9;
3.       a Tender Offer Instruction Form; and
4.       a postage-paid reply envelope.

         The enclosed information relates only to shares of Taubman Centers common stock held in your account under The Taubman Company and Related Entities Employee Retirement and Savings Plan. If you own other shares outside of the Plan, you should receive separate mailings relating to those shares.

                  PLEASE PROVIDE YOUR INSTRUCTIONS TO VANGUARD

                  To instruct Vanguard, please promptly complete, sign and date the enclosed Instruction Form and mail it to Vanguard in the enclosed postage-paid reply envelope. If you prefer (ONLY ON WEEKDAYS BETWEEN 9:00 A.M. AND 5:00 P.M. EST) you may fax a completed and signed Instruction Form to Vanguard's attention at 1-877-226-7171. Your Instruction Form must be received at Vanguard by the Plan Deadline, which is 12:00 noon EST on Tuesday, February 11, 2003. IF YOU DO NOT SEND TIMELY TENDER INSTRUCTIONS TO VANGUARD, THE TRUSTEE WILL TREAT THIS AS AN INSTRUCTION NOT TO TENDER; HOWEVER, IF THE TRUSTEE IS REQUIRED BY LAW TO DO OTHERWISE, IT WILL DO SO.

         Please note that timely instructions provided to Vanguard will be followed with respect to shares held in your account as of the Plan Deadline. For example, if additional common stock is allocated to your Plan account before the Plan Deadline, the instructions you give will also be followed with respect to those additional shares.

                          YOUR DECISION IS CONFIDENTIAL

         All instructions received by Vanguard from individual participants will be held in confidence and will not be divulged to any person, including Taubman Centers, Simon Properties, Westfield, or any of their respective directors, officers, employees or affiliates.

                            FOR ADDITIONAL QUESTIONS

         If you have any questions about the Offer, please contact MacKenzie Partners, the information agent for the Offer, toll-free at 1-800-322-2885, or Innisfree M&A Incorporated, which is representing Taubman Centers, toll-free at 1-877-750-9496. If you have questions on how to provide tender instructions to Vanguard, please contact Vanguard Participant Services weekdays at 1-800-523-1188.

                                                Sincerely,
                                                Vanguard Fiduciary Trust Company